CERTIFICATE OF DESIGNATION OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                          (PAR VALUE $0.0001 PER SHARE)


                                       OF

                          NANOPIERCE TECHNOLOGIES, INC.


                                   ----------

            Pursuant to Section 78.195 of the Nevada Revised Statutes

                                   ----------

It is hereby certified that:

     1. The name of the company is NanoPierce Technologies, Inc., a Nevada corporation (the "Company").

     2. The Articles of Incorporation of the Company authorizes the issuance of Five Million (5,000,000) shares of preferred stock ("Preferred Stock"), par value $0.0001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one
(1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

     3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating the Series A Preferred Stock:

     RESOLVED, that two hundred thousand (200,000) of the five million (5,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Convertible Preferred Stock, par value $0.0001 per share ("Series A Preferred Stock"), and shall possess the rights and preferences set forth below:

     SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall have a par value of $0.0001 per share and shall be designated as Series A Preferred Stock and the number of shares constituting the Series A Preferred Stock shall be two hundred thousand (200,000). The Series A Preferred Stock shall have a deemed par value (the "Deemed Par Value") of seven dollars and fifty cents ($7.50) per share.

     SECTION 2. RANK. Except for the voting rights specifically granted herein, the Series A Preferred Stock shall rank: (i) junior to any other class or series of outstanding Preferred Stock or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (collectively, the "Senior Securities"); (ii) prior to all of the Company's common stock, par value $0.0001 per share ("Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock and the existing Preferred Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

     SECTION 3. DIVIDENDS. Each share of Series A Preferred Stock shall be paid a dividend (or other distributions deemed dividends for purposes hereof) equal to eight percent (8%) per annum of the Deemed Par Value. The dividends shall be cumulative from the date of issuance (the "Commencement Date"). If such dividend is not declared and paid, for any reason, the Deemed Par Value of the Series A Preferred Stock shall be increased by such accrued dividend and shall, at the option of the holder or holders of record (the "Holders") of the Series A Preferred Stock, be convertible into Common Stock of the Company or otherwise redeemed pursuant to the terms hereof.

     SECTION  4.  LIQUIDATION  PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Articles of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (i) the Deemed Par Value for each outstanding share of Series A Preferred Stock and
     (ii) an amount equal to the accrued but unpaid dividends for the period that has passed since the Commencement Date to the date of the event of liquidation, dissolution or winding up of the Company. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Articles of Incorporation and any certificate(s) of designation relating thereto.

          (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in the Company, they shall be distributed to Holders of Junior Securities in accordance with the Company's Articles of Incorporation including any duly adopted certificate(s) of designation.

          (c) After the payment to the Holders of the Series A Preferred Stock of the full preferential amounts provided for in this Section, the Holders of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

     SECTION 5. CONVERSION RIGHTS. The Holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Subject to the Company's right of redemption set forth in Section 6(a) and the restrictions on the timing of any conversions specified in Section 5(b), each Holder of Series A Preferred Stock shall be entitled (in the amounts set forth below), at the principal office of the Company or any transfer agent for the Series A Preferred Stock (the "Transfer Agent"), to convert shares of Series A Preferred Stock into shares of Common Stock (in multiples of one share of Series A Preferred Stock) at the Conversion Ratio defined in Section 5(c) herein.

          (b) RESTRICTION ON TIMING OF CONVERSION RIGHTS. No conversion of shares of Series A Preferred Stock into Common Stock shall occur until such time as the number of authorized shares of Common Stock of the Company has been increased to an amount approved by Holders of the Series A Preferred Stock and the Common Stock voting as one class sufficient to provide for the conversion or exercise of all of the outstanding securities of the Company and the amendment to the Articles of Incorporation of the Company evidencing the same is filed with the Secretary of State of the State of Nevada and is effective.

          (c) CONVERSION RATIO. Each share of Series A Preferred Stock is convertible into one thousand five hundred (1,500) shares of Common Stock of the Company (the "Conversion Ratio"), subject to adjustment as set forth below in Section 5(f) and timing restrictions set forth in Section 5(b).

          (d) MECHANICS OF CONVERSION. In order to exercise the Conversion Rights and convert shares of Series A Preferred Stock into full shares of Common Stock, the Holder shall:

          (1) fax, on or prior to 11:59 p.m., Denver, Colorado time on the Date of Conversion (as defined below), a copy of the fully executed notice of conversion ("Notice of Conversion") to the Company at the principal office of the Company or its designated Transfer Agent for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted and the Conversion Ratio (together with a copy of the front page of each certificate to be converted); and

          (2) surrender to a common courier for delivery to the principal office of the Company or the Transfer Agent, the original certificates representing the shares of Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock ("Common Stock Certificates") issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i) below). Upon receipt by the Company of a facsimile copy of a Notice of Conversion, the Company shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Company whom the Holder should contact regarding information related to the Conversion. In the case of a dispute as to the calculation of the number of shares of Common Stock to be issued to the Holder pursuant to the Conversion Ratio, the Company shall promptly issue to the Holder the number of shares of Common Stock that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of the Holder's Notice of Conversion. The Company shall cause the accountant to perform the calculations and to notify the Company and the Holder of the results no later than forty-eight (48) hours from the time it receives the disputed calculations. The calculation of the accountant shall be deemed conclusive absent manifest error.

               (i) Lost or Stolen Certificates. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if the Holder contemporaneously requests Company to convert such Series A Preferred Stock into Common Stock.

               (ii) Delivery of Common Stock Upon Conversion. The Transfer Agent or the Company (as applicable) shall, no later than the close of business on the third (3rd) business day after receipt by the Company or the Transfer Agent of a facsimile copy of a Notice of Conversion and receipt by the Company or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

               (iii) No Fractional Shares. If any conversion of the Series A Preferred Stock would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion, in the aggregate, shall be the next lower number of shares.

               (iv) Date of Conversion. The date on which conversion occurs (the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided (A) that the advance copy of the Notice of Conversion is faxed to the Company before 11:59 p.m., Denver, Colorado time, on the Date of Conversion, and (B) that the original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted are surrendered by depositing such certificates with a common courier, as provided above, and received by the Transfer Agent or the Company as soon as practicable after the Date of Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the Holder or Holders of such shares of Common Stock on the Date of Conversion.

               (v) Issuance of Preferred Stock Certificates. To the extent that the Preferred Stock Certificates surrendered to the Company exceed the number of shares of Series A Preferred Stock that were converted in accordance with this Section, the Company shall execute and deliver new Preferred Stock Certificate(s) evidencing those shares of Series A Preferred Stock.

          (e) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall take reasonable efforts to reserve and keep available or shall take reasonable efforts to increase, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (f)  ADJUSTMENT  TO  CONVERSION  RATIO.

               (i) Conversion Ratio In the Case of Stock Split, Reverse Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, the Conversion Ratio shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, subdivision or reclassification of shares, or other similar event, the Conversion Ratio shall be proportionately increased.

               (ii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then the Holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Ratio and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.

               (iii) No Conversion Required. No adjustment of the Conversion Ratio will be required to be made until the cumulative adjustments (whether or not made) amount to 1.0% or more of the Conversion Ratio as last adjusted. The Company reserves the right to make such reductions in the Conversion Ratio in addition to those required in the foregoing provisions as the Corporation considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. In the event the Company elects to make such a reduction in the Conversion Ratio, the Company will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the reduction of the Conversion Ratio.

               (iv) No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion shall be the next lower number of shares.

     SECTION  6.  REDEMPTION  BY  THE  COMPANY.

          (a) COMPANY'S RIGHT TO REDEEM AT ITS ELECTION. On or after seven years after the Commencement Date, the Company shall have the right, in its sole discretion, to redeem ("Redemption"), from time to time, any or all of the Series A Preferred Stock; provided the Company shall first provide prior written notice as provided in subparagraph 6(a)(ii) below. If the Company elects to redeem some, but not all, of the Series A Preferred Stock, the Company shall redeem a pro-rata amount from each Holder of the Series A Preferred Stock.

               (i) Redemption Price. The "Redemption Price" for redeeming each share of Series A Preferred Stock shall mean the 130% of Deemed Par Value (as defined in Section 1) of the shares of Series A Preferred Stock being redeemed pursuant to this Section, together with the accrued but unpaid dividends on the Deemed Par Value.

               (ii) Mechanics of Redemption. The Company shall effect each such redemption by giving at least thirty (30) days prior written notice ("Notice of Redemption") to the Holders of the Series A Preferred Stock selected for redemption, at the address and facsimile number of each such Holder appearing in the Company's Series A Preferred Stock register and to the Transfer Agent, which Notice of Redemption shall be deemed to have been delivered three (3) business days after the Company's mailing (by overnight or two (2) day courier, with a copy by facsimile) of such Notice of Redemption. Such Notice of Redemption shall indicate (A) the number of shares of Series A Preferred Stock that have been selected for redemption; (B) the date which such redemption is to become effective (the "Date of Redemption"); and (C) the Redemption Price, as defined in subsection
          (a)(i)  above.

          (b) COMPANY MUST HAVE IMMEDIATELY AVAILABLE FUNDS OR CREDIT FACILITIES. The Company shall not be entitled to send any Notice of Redemption and begin the redemption procedure under Section 6(a) unless it has:

               (i) the full amount of the Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution; or

               (ii) immediately available credit facilities, in the full amount of the Redemption Price with a bank or similar financial institution; or

               (iii) an agreement with a standby underwriter willing to purchase from the Company a sufficient number of the Company's securities to provide proceeds necessary to redeem any stock that is not converted prior to redemption; or

               (iv) a combination of the items set forth in (i), (ii) and (iii) above, aggregating the full amount of the Redemption Price.

          (c)  PAYMENT  OF  REDEMPTION  PRICE.  Each  Holder  tendering Series A
     Preferred Stock being redeemed under this Section shall send their Preferred Stock Certificates so redeemed to the Company or its Transfer Agent, and the Company shall pay the applicable Redemption Price to that Holder within five (5) business days of the Date of Redemption. The Company shall not be obligated to deliver the Redemption Price unless the Preferred Stock Certificates so redeemed are delivered to the Company or its Transfer Agent, or, in the event one (1) or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(b)(i).

          (d) Blackout Period. Notwithstanding the foregoing, the Company may not either send out a Notice of Redemption or effect a redemption pursuant to Section 6(a) above during a "Blackout Period" (defined as a period during which the Company's officers or directors would not be entitled to buy or sell securities of the Company because of their holding of material non-public information), unless the Company shall first disclose the non-public information that resulted in the Blackout Period; provided, however, that no redemption shall be effected until at least ten (10) days after the Company shall have given the Holder written notice that the Blackout Period has been lifted.

     SECTION 7. VOTING RIGHTS. The Holders of the Series A Preferred Stock shall have the right to vote on any matter with Holders of Common Stock voting together as one class. The Holder of a share of Series A Preferred Stock shall have one thousand two hundred (1,200) votes per share of Series A Preferred Stock. The votes cast by Holders of the Series A Preferred Stock shall be identical in every other respect to the votes cast by Holders of Common Stock entitled to vote at any regular or special meeting of the Holders.

     The Holders of the Series A Preferred Stock shall be entitled to the same notice of any regular or special meeting of the Shareholders as may or shall be given to Holders of the Common Stock entitled to vote at such meetings.

     For purposes of determining a quorum for any regular or special meeting of the Shareholders, each share of Series A Preferred Stock represents one thousand two hundred (1,200) votes.

     If, prior to the conversion of all of the Series A Preferred Stock, the number of outstanding shares of Series A Preferred Stock is increased by a stock split, stock dividend, or other similar event, the number of votes represented by each share of Series A Preferred Stock shall be proportionately reduced, or if the number of outstanding shares of Series A Preferred Stock is decreased by a reverse stock split, combination, subdivision or reclassification of shares, or other similar event, the number of votes represented by each share of Series A Preferred Stock shall be proportionately increased.

     SECTION 8. PROTECTIVE PROVISION. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the Nevada Revised Statutes) of the Holders of at least seventy five percent (75%) of the then outstanding shares of Series A Preferred Stock, and at least seventy five percent (75%) of the then outstanding Holders:

          (a) alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock; or

          (b) create any new class or series of stock having a preference over the Series A Preferred Stock with respect to Distributions (as defined in Section 2 above) or increase the size of the authorized number of shares of Series A Preferred Stock.

     In the event Holders of at least seventy five percent (75%) of the then outstanding shares of Series A Preferred Stock and at least seventy five percent (75%) of the then outstanding Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect the Series A Preferred Stock, then the Company will deliver notice of such approved change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) business days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock.

     SECTION 9. STATUS OF CONVERTED OR REDEEMED STOCK. In the event any shares of Series A Preferred Stock shall be converted or redeemed pursuant to Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be re-issuable by the Company as Series A Preferred Stock.

     SECTION 10. PREFERENCE RIGHTS. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.


                            [Signature Page Follows]

                                 SIGNATURE PAGE
      [CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED STOCK]




                                        By  /s/  Paul  H.  Metzinger
                                            ------------------------------------
                                            Paul  H.  Metzinger,
                                            President & Chief Executive Officer

                                        By  /s/  Kristi  J.  Kampmann
                                            ------------------------------------
                                            Kristi  J.  Kampmann,
                                            Secretary

Dated  January 17, 2006

STATE OF COLORADO  )

                           ) ss.

COUNTY OF DENVER  )

     I, the undersigned, a Notary Public, hereby certify that on the 17th day of January 2006, personally appeared before me, Paul H. Metzinger and Kristi J. Kampmann who, being by me first duly sworn, declared that they are the President & Chief Executive Officer and Secretary, respectively, of NanoPierce Technologies, Inc., that they signed the foregoing document as President and Secretary and that the statements therein contained are true.



                                        /s/Kristin  L.  Arnold
                                        ----------------------------------------
                                        Notary  Public

My  Commission  Expires:

May  16,  2009
-----------------------------------------


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